Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP COMPLETES ACQUISITION OF ROBERTEX

CHATTANOOGA, Tenn. (July 1, 2013) -- The Dixie Group, Inc. (NASDAQ:DXYN) today announced that it has completed the acquisition of Robertex Associates, Inc. from Bob Rothman. Dixie has retained Mr. Rothman's services under a five-year contract. In commenting on the acquisition, Daniel K. Frierson, Dixie's Chairman and CEO, stated, “The acquisition allows Dixie to further extend its leadership position in servicing the wool markets with the addition of the Robertex and Carousel product lines. Further, we look forward to continued creative development of products and processes in our wool business with the addition of Bob Rothman as a member of the Dixie team.”

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, and Masland Contract brands.

Robertex Associates, Inc., known for its “Carpet Artistry in Wool”, is a producer of fine wool floorcovering products under its Robertex and Carousel brands.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “look forward to,” “expects,” “anticipates,” “intends,” “plans, ” “believes,”  or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012 and other documents filed with the U.S. Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. We do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.